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                                                                    EXHIBIT 23.5

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

    We consent to the reference to our firm under the caption "Experts" in the Proxy Statement of Frame which is made a part of the Registration Statement (Form S-4) and Prospectus of Adobe Systems Incorporated for the registration of its common stock and to the incorporation by reference therein of our report dated January 30, 1995, with respect to the financial statements of Frame incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1994, filed with the Securities and Exchange Commission and to the use of our report dated May 31, 1995, except for Note 13 as to which the date is June 22, 1995 included therein with respect to the supplemental consolidated financial statements of Frame.

                                          ERNST & YOUNG LLP

September 19, 1995
San Jose, California